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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                                 AND RULE 424(c)
                                                       REGISTRATION NO. 333-3356


                     PITTENCRIEFF COMMUNICATIONS, INC.

                        PROSPECTUS SUPPLEMENT NO. 3
                     TO PROSPECTUS DATED APRIL 19, 1996
     (AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 30, 1996
            AND PROSPECTUS SUPPLEMENT NO. 2 DATED JUNE 14, 1996)

    In May 1996 and June 1996, (i) an aggregate of 15,000 shares of PCI Common Stock held by Nels Kjorvestad and (ii) an aggregate of 17,000 shares of PCI Common Stock held by Mary Kjorvestad were sold in open market transactions pursuant to delivery of the Prospectus, as supplemented at the time of each sale.

    National Financial Services Corporation, a subsidiary of FMR, sold an aggregate of 109,500 shares of PCI Common Stock in June 1996 and an aggregate of 193,500 shares of PCI Common Stock in July 1996 in open market transactions pursuant to delivery of the Prospectus, as supplemented at the time of each sale.

    The table under the caption "Selling Stockholders" is revised and restated in its entirety as follows:

                                                     Shares of PCI Common Stock
                                                     ---------------------------
         AMI Seller                                    Number      Percentage(1)
         ----------                                  ----------    -------------
         AMI(2)....................................   6,373,378        24.4%
         John David Bell...........................     943,640         3.6%
         James Alan Bell...........................     943,640         3.6%
         Nels Kjorvestad...........................     547,951         2.1%
         Mary Kjorvestad...........................     523,876         2.0%
         Trunked Mobile Radio Systems..............     373,115         1.4%
         Royce Witte...............................     330,876         1.3%
         David E. Weisman..........................     437,404         1.7%
         John A. Holley............................     298,377         1.1%
         J.R. Bell.................................     313,983         1.2%
         Richard P. and Jean Meyer.................      72,900           *
         Alan S. Tilles............................      72,901           *
         David E. Weisman, as trustee of the W.A.
           Weisman Revocable Trust.................      72,901           *
         David E. Weisman, as trustee of the
           Stanley C. Marinoff Revocable Trust.....      72,900           *
                                                     ----------
                Total..............................  11,377,842
                                                     ----------
                                                     ----------
-------------------
*   Less than 1%
(1) Based upon 26,163,225 shares of PCI Common Stock issued and outstanding as of December 31, 1996.
(2) Excludes warrants to purchase 500,000 shares of PCI Common Stock held by FMR granted in March 1996 and September 1996.

    All initially capitalized terms used herein shall have the same meaning as specified in the Prospectus (as supplemented to date).

                           ____________________


         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 21, 1997